Exhibit 99.1

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.
REPORTS EXERCISE OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

PASADENA, CA. — October 5, 2007 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today  that the underwriters of its recent follow-on public offering of 2,000,000 shares of common stock have fully exercised their over-allotment option to purchase an additional 300,000 shares of common stock, bringing the total net proceeds to approximately $217 million, after payment of underwriting discounts and commissions.  The closing of the over-allotment option is scheduled for October 10, 2007.

Citi and Merrill Lynch, & Co. acted as joint book-running managers of the offering.

Alexandria Real Estate Equities, Inc., Landlord and Developer of Choice to the Life Science Industry®, is a publicly-traded real estate investment trust focused principally on the ownership, operation, management, selective development, redevelopment and acquisition of life science properties.  Our properties are designed and improved for lease primarily to institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, life science product, service, biodefense and translational medicine entities, as well as governmental agencies. We are the largest and leading provider of real estate to the broad and diverse life science industry with an asset base, as of June 30, 2007, that will enable us to grow to approximately 18.8 million square feet consisting of 155 properties approximating 10.8 million square feet, properties undergoing ground-up development approximating 1.2 million square feet, plus an imbedded pipeline for ground-up development approximating 6.8 million square feet.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company’s actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Copies of the prospectus supplement relating to this offering, when available, may be obtained by contacting: Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (tel: 718-765-6732; fax: 718-765-6734) or Merrill Lynch & Co. (Prospectus Fulfillment), 4 World Financial Center, Prospectus Department, New York, NY 10080.

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